Exhibit 99.1

XELR8 HOLDINGS REPORTS THAT NATIONAL DISTRIBUTOR GROWTH ON PACE TO ACHIEVE 2006 GOALS

Focused Initiatives to Expand Field of Network Distributors

Delivers 12% Month-Over-Month Growth in November 2005

Denver, CO — (PR NEWSWIRE) – December 15, 2005 – VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc. (AMEX:PRH), a provider of nutritional foods, beverages and supplements, today reported that for the month ended November 30, 2005 the number of XELR8 network distributors grew to 1,843 – representing a 12% increase over the 1,650 distributors on board at the end of the prior month.

In late September 2005, XELR8 unveiled a detailed strategy to re-brand its corporate identity and product platform; to leverage its relationships with professional and Olympic athlete supporters and endorsers to build and enhance brand credibility and loyalty; and to aggressively expand its national network of leaders and distributors through local, regional and national marketing events and rallies.

According to Doug Ridley, President of XELR8 Holdings, “Early response to our exciting new growth strategy is reflecting that the network marketing community is embracing the XELR8 business opportunity and new product mix.  Corporate initiatives focused on promoting participation in local and regional rallies in the months of October and November have helped to drive notable month-over-month distributor growth.  In light of this early success and after factoring plans for perpetuating these initiatives through the first six months of next year, we feel confident that XELR8 remains on pace to achieve our goals for 2006.”

About XELR8 Holdings, Inc.

VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc., is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  XELR8’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes, such as 5-Time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; Olympic Medalists Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	VitaCube d/b/a XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	Earnest Mathis, CEO	Dodi Handy, President and CEO
	(303) 316-8577, x228	407-585-1080
	emathis@xelr8.com	prh@efcg.net